Exhibit 99.1

News Release

For Immediate Release
November 2, 2011

CARROLLTON BANCORP REPORTS THIRD QUARTER PROFIT AND YEAR TO DATE NET LOSS

COLUMBIA, MARYLAND - Carrollton Bancorp, (NASDAQ: CRRB) the parent company of Carrollton Bank, announced net income for the third quarter of 2011 of $504,000, compared to a net income of $153,000 for the third quarter of 2010.  Net income to common stockholders for the third quarter of 2011 was $367,000 ($0.14 per diluted share) compared to net income available to common stockholders of $18,000 ($0.01 per diluted share) for the third quarter of 2010. Net loss to common stockholders for the nine month period ended September 30, 2011 was $433,000 ($0.17 loss per diluted share) compared to net loss available to common stockholders of $163,000 ($0.06 loss per diluted share) for the same period in 2010.

The Company’s pre-tax income was $782,000 for the quarter ended September 30, 2011 compared to pre-tax income of $183,000 for the quarter ended September 30, 2010. For the nine month period ended September 30, 2011, the Company incurred a loss before taxes of $186,000 compared to income before taxes of $191,000 for the nine month period ended September 30, 2010.

The improvement in operating results for the quarter ended September 30, 2011, as compared to the same period in 2010, is a result of a $445,000 decline in the provision for loan losses, as well as an increase in noninterest income and a decline in noninterest expenses.

The decline in operating results for the nine month period ended September 30, 2011, compared to the same period in 2010, is a result of the ongoing losses associated with the loan portfolio and foreclosed real estate. During the nine month period ended September 30, 2011, the Company recorded a provision for loan losses of $2.0 million compared to $1.6 million during the same period in 2010. Expenses and losses associated with foreclosed real estate were $1.1 million for the nine month period ended September 30, 2011 as compared to $211,000 for the same period in 2010.

Non-performing assets (non-accrual loans and foreclosed real estate) increased by 11.4% from $9.9 million at June 30, 2011 to $11.1 million at September 30, 2011. The allowance for loan losses represented 1.73% of outstanding loans as of September 30, 2011 compared to 1.70% at September 30, 2010. The Company experienced net charge-offs of $586,000 and $1.8 million for the three and nine month periods ended September 30, 2011 as compared to net charge-offs of $689,000 and $921,000 for the same periods of 2010.

The Company’s ongoing strategy focused on carefully shrinking the balance sheet has continued to benefit net interest margins and capital ratios. The Company’s net interest income improved by approximately $45,000 for the nine month period ended September 30, 2011 as compared to the prior year period even though average interest earning assets declined by 8.8%. The improvement is more clearly seen in the net interest margin of 4.0% for the nine month period ended September 30, 2011 as compared to 3.63% for the same period in 2010. The benefit of reducing the size of the balance sheet is that the Company has been able to improve its regulatory capital ratios even though it has incurred $1.2 million of net losses since September 30, 2010. Unfortunately the benefit of stronger margins was offset by the lower interest earning assets in the 3rd quarter of 2011 resulting in a $149,000 decline in net interest income for the three months ended September 30, 2011 as compared to the same period in 2010. As a result, management has revised its strategy to maintaining asset levels while continuing to pursue opportunities to lower funding costs.

The Company’s non-interest income businesses continue to perform well as demonstrated by increases in noninterest income of $110,000 and $998,000 for the three and nine month periods as a result of strength in the Company’s electronic banking, investment brokerage and mortgage origination businesses.

Non-interest expenses decreased by $192,000 for the three month period ended September 30, 2011 but increased by $1.0 million for the nine month period ended September 30, 2011, compared to the same periods in 2010. The quarterly decrease resulted from a reduction in salary and employee benefit costs of $319,000 which was somewhat offset by an increase in expenses and losses associated with the management and disposal of foreclosed real estate of $145,000.

The increase in the nine month expenses include increases in loan workout costs, the previously mentioned expenses and losses associated with the management and disposal of foreclosed real estate and a change in the structure of the mortgage banking division during the first quarter of 2010 that resulted in a shift of costs that were previously recorded as an offset to mortgage fee income. These increased expenses were partially offset by non-recurring costs related to a lawsuit settlement during the first quarter of 2010 and a deposit premium acquisition cost that fully amortized in June 2010.

President and Chief Executive Officer Bob Altieri stated, “Over the past 4-years, our focus has been to protect our balance sheet and work through this very stressed economy.  Fortunately, during that time we were able to improve both our net interest margin and non-interest income.  Unfortunately, loan demand has been very elusive and as a result of actions taken on our balance sheet, we have seen our earning asset base shrink, which will ultimately make it more difficult to maintain our current levels of net interest income. ”

Total assets as of September 30, 2011 compared to September 30, 2010 reflect a 7.0%, or $28.0 million, decrease to $371.6 million. Gross loans decreased 5.7%, or $18.7 million, from $325.0 million at September 30, 2010 to $306.3 million at September 30, 2011. Investments, at amortized cost, decreased 32.4%, or $15.8 million, to $33.0 million at September 30, 2011 from $48.9 million as of September 30, 2010. This decrease is a result of management’s decision to use cash flow from investments to shrink the balance sheet by reducing high cost borrowings.

Total deposits decreased 2.5%, or $8.3 million, to $316.1 million while borrowings decreased $18.2 million from balances at September 30, 2010. The decrease in deposits was comprised of a $12.2 million reduction in certificates of deposit, offset by a $3.0 million increase in non-interest bearing deposits and an $870,000 increase in interest bearing transaction accounts. The significant and intentional deleveraging of the balance sheet resulted in an improvement in net interest margins to 4.00% for the nine months ended September 30, 2011 as compared to 3.63% for the same period in 2010.

Carrollton Bancorp is the parent company of Carrollton Bank, a commercial bank serving the deposit and financing needs of both consumers and businesses through a system of 10 branch offices in central Maryland.  The Company provides brokerage services through Carrollton Financial Services, Inc., and mortgage services through Carrollton Mortgage Services, Inc., subsidiaries of the Bank.

The statement with respect to the difficulty of maintaining current levels of net interest income is a forward-looking statement within the meaning of and pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. A forward-looking statement encompasses any estimate, prediction, opinion or statement of belief contained in this release and the underlying management assumptions. Although the Company believes this statement is based on reasonable estimates and assumptions, the Company is unable to provide any assurance that its expectations will, in fact, occur or that its estimates or assumptions will be correct. Actual results could differ materially from those expressed or implied by such forward-looking statement and such statement is not a guarantee of future performance. Potential risks and uncertainties that could cause anticipated results to differ from those expressed or implied by such forward-looking statement include, but are not limited to, unexpected changes  in the housing market or in general economic conditions in our market area, unexpected changes in market interest rates, the impact of new governmental regulations that might require changes in our business model, and other risks and uncertainties as described in reports Carrollton Bancorp files with the Securities and Exchange Commission. The Company undertakes no obligation to update or revise forward looking statements.

A summary of financial information follows.  For additional information, contact Mark A. Semanie, Chief Financial Officer, (410) 536-7308.

FINANCIAL HIGHLIGHTS
Carrollton Bancorp
	Three Months Ended September 30,			Nine Months Ended September 30,
	2011	2010	%Change	2011	2010	%Change
	(unaudited)	(unaudited)		(unaudited)	(unaudited)
Results of Operations
Net interest income	$3,526,410	$3,674,988	(4.04%)	$10,569,763	$10,524,363	0.43%
Provision for loan losses	495,010	940,099	(47.34%)	2,036,828	1,644,362	23.87%
Noninterest income	2,255,381	2,145,621	5.12%	5,779,772	4,782,095	20.86%
Noninterest expenses	4,504,790	4,697,103	(4.09%)	14,498,444	13,471,475	7.62%
Income tax expense (benefit)	277,751	30,133	821.75%	(163,914)	(52,641)	211.38%
Net income (loss)	504,240	153,274	228.98%	(21,823)	243,262	-
Net income (loss) to common stockholders	367,162	17,790	1963.87%	(433,058)	(163,190)	(165.37%)

Per Share
Net income - diluted	$0.14	$0.01	1300.00%	$(0.17)	$(0.06)	(183.33%)
Cash dividends declared	0.00	0.02	(100.00%)	0.00	0.10	(100.00%)
Book value	9.52	10.47	(9.10%)	9.52	10.47	(9.10%)
Common stock closing price	3.20	5.55	(42.34%)	3.20	5.55	(42.34%)

At September 30
Short term investments	$9,056,132	$3,017,876	200.08%	$9,056,132	$3,017,876	200.08%
Investment securities (b)	33,028,522	48,853,860	(32.39%)	33,028,522	48,853,860	(32.39%)
Loans held for sale	32,521,993	27,477,116	18.36%	32,521,993	27,477,116	18.36%
Loans (net of unearned income) (a)	273,799,466	297,497,944	(7.97%)	273,799,466	297,497,944	(7.97%)
Earning assets (b)	351,124,913	380,445,096	(7.71%)	351,124,913	380,445,096	(7.71%)
Total assets	371,574,490	399,571,998	(7.01%)	371,574,490	399,571,998	(7.01%)
Total deposits	316,078,424	324,345,884	(2.55%)	316,078,424	324,345,884	(2.55%)
Stockholders' equity	33,519,532	35,851,866	(6.51%)	33,519,532	35,851,866	(6.51%)

Common shares outstanding	2,576,388	2,573,088		2,576,388	2,573,088

Average Balances
Short term investments	$12,500,540	$5,393,818	131.76%	$7,686,083	$15,393,996	(50.07%)
Investment securities (b)	33,812,475	52,199,782	(35.22%)	35,373,113	56,595,221	(37.50%)
Loans held for sale	26,317,545	16,629,305	58.26%	25,695,105	18,149,743	41.57%
Loans (net of unearned income) (a)	276,608,663	302,667,432	(8.61%)	281,303,231	293,352,000	(4.11%)
Earning assets (b)	352,124,381	380,580,519	(7.48%)	353,220,214	387,304,406	(8.80%)
Total assets	372,283,786	398,945,037	(6.68%)	373,276,074	407,644,160	(8.43%)
Total deposits	311,021,812	319,967,780	(2.80%)	308,740,984	324,451,434	(4.84%)
Stockholders' equity	33,291,014	36,050,683	(7.65%)	33,487,221	36,117,703	(7.28%)

Earnings Ratios
Return on average total assets	0.54%	0.15%		(0.01%)	0.08%
Return on average stockholders' equity	6.01%	1.69%		(0.09%)	0.90%
Net interest margin	3.97%	3.83%		4.00%	3.63%

Credit Ratios
Nonperforming assets as a percent of period-end loans and foreclosed real estate (c)	3.96%	5.27%		3.96%	5.27%
Allowance to loans (a)	1.73%	1.70%		1.73%	1.70%
Net loan losses to average loans (d)	0.21%	0.23%		0.63%	0.31%

Capital Ratios (period end)
Stockholders' equity to total assets	9.02%	8.97%		9.02%	8.97%
Leverage capital	9.66%	9.59%		9.66%	9.59%
Tier 1 risk-based capital	10.53%	10.16%		10.53%	10.16%
Total risk-based capital	11.79%	11.33%		11.79%	11.33%

(a) Excludes loans held for sale
(b) Excludes market value adjustment on securities available for sale
(c) Nonperforming assets are comprised of non-accrual loans and foreclosed real estate
(d) Ratio is not annualized